Exhibit 99.1

FOR IMMEDIATE RELEASE

ATTENTION: BUSINESS/FINANCIAL EDITORS

MEDIA CONTACT:

KATHLEEN CARDOZA

(312) 917-7813

KATHLEEN.CARDOZA@NUVEEN.COM

Nuveen Commodity Funds Complete Liquidation

Final Liquidating Distribution Accompanies Previously Announced Regular Monthly Distribution

CHICAGO, December 30, 2016 – Nuveen, an operating division of TIAA Global Asset Management, has completed the liquidations of the Nuveen Diversified Commodity Fund (NYSE MKT: CFD) and the Nuveen Long/Short Commodity Total Return Fund (NYSE MKT: CTF). As previously announced, each fund’s shares ceased trading and were delisted after the close of business on Friday, December 23, 2016. Today each fund made a liquidating distribution in the amount per share set forth below, which equals the net asset value per share of each fund as of December 30, 2016 (the Liquidation Date). Also as previously announced, each fund made a regular monthly distribution today in the amount per share set forth below:

		Liquidating Distribution Per Share	Regular Monthly Distribution Per Share	Total Distributions Per Share
Ticker	Fund Name	Amount	Amount	Amount
CFD	Nuveen Diversified Commodity Fund	$9.6223	$0.0580	$9.6803
CTF	Nuveen Long/Short Commodity Total Return Fund	$13.9241	$0.0900	$14.0141

Access to Schedules K-1 and information for the funds’ 2016 tax year is expected to be provided by the end of the first full week of March 2017, and will be made available on Nuveen’s website. In accordance with Commodity Futures Trading Commission rules applicable to the funds, each fund will furnish a final audited liquidation statement to shareholders within 90 days after the Liquidation Date.

Nuveen Commodities Asset Management, LLC, a wholly-owned subsidiary of Nuveen, is the manager of the funds and is registered as a commodity pool operator with the Commodity Futures Trading Commission. Nuveen provides investment solutions designed to help secure the long-term goals of individual investors and the financial advisors who serve them. Through the expertise and capabilities of TIAA Global Asset Management’s high-caliber investment managers, Nuveen is committed to providing world-class consultative services and advice that align with client needs. Nuveen is an operating division of TIAA Global Asset Management. For more information, please visit Nuveen’s website at www.nuveen.com.

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